Exhibit 99
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Laura J. Cinat
(312) 255-6167
laura.cinat@diamondcluster.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondcluster.com
DIAMONDCLUSTER INTERNATIONAL REPORTS SECOND QUARTER
FISCAL YEAR 2006 RESULTS
One and a half million shares repurchased during the quarter
CHICAGO, October 27, 2005—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced results for its second quarter of fiscal year 2006 (ended September 30, 2005).
Net revenue for the second quarter was $49.0 million, compared with $48.3 million for the prior quarter and $46.1 million for the second quarter of fiscal year 2005. The Company reported a pretax loss of $7.7 million, including an $11.0 million charge taken in the quarter related primarily to the restructuring of its European and Latin American operations. The Company reported a net loss of $10.1 million or ($0.30) per diluted share for the second quarter. The net loss includes a tax expense of $2.3 million for the quarter, substantially attributable to accounting standards that prohibit the Company from recognizing tax benefits from international losses.
Free cash flow (cash flow from operating activities less capital expenditures) was $6.1 million in the quarter, reflecting continued strong cash collections. Days billings outstanding were 36 days in the quarter, improved from 38 days in the same quarter last year, and at the low end of the Company’s target range of 35 to 45 days. The Company ended the second quarter with a cash and cash equivalents balance of $79.0 million.
“This was an eventful and productive quarter,” said Mel Bergstein, chairman and CEO of DiamondCluster International. “We elected new management, restructured our European operations, and broadened our client base. While we continued to face some revenue headwind in North America as a few large clients moderated their spending, we added more new clients in the quarter than any quarter since calendar year 2002. Reflecting our strong confidence in the business, we continued to buy back stock during the quarter.”

(more)

DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY2006 RESULTS/PAGE 2
DiamondCluster repurchased approximately 1.5 million shares of stock in the second quarter, for approximately $14.2 million, which is the highest quarterly share repurchase volume in the Company’s history. In the first half of the fiscal year, the Company has repurchased more than 2.5 million shares for approximately $26.6 million. As of September 30, 2005 DiamondCluster had $26.2 million remaining on its Board-approved repurchase authorization.
The $11.0 million restructuring charge consisted of $8.0 million for severance and other expenses related to personnel reductions and other business realignment actions taken in Europe and Latin America during the second quarter of fiscal year 2006 and $3.0 million for a change in an estimate to a charge taken in the second quarter of fiscal year 2003 related to facilities in North America and Europe. An additional $0.6 million charge related to the September 2005 European restructuring actions will be incurred in the December quarter. The Company expects expense savings from these actions to be approximately $6.0 to $8.0 million on an annualized basis.
DiamondCluster served 78 clients in the second quarter of 2006 and added 31 new clients representing 16% of revenue during the quarter, up from 11% of revenue in the year-ago quarter. The Company’s top 5 client concentration decreased to 36% of revenue in the September quarter from 39% in the year-ago period. Global annualized revenue per consultant was $330 thousand during the quarter. As of September 30, 2005, the Company had 620 client-serving professionals, including 22 consultants who will leave the Company as part of the restructuring.
“For the rest of the fiscal year,” Bergstein continued, “we expect net revenue to remain essentially flat, with free cash flow and earnings improving in the fourth quarter.”
The Company anticipates net revenue in the December quarter to be in the range of $47 to $50 million, pretax income to be between $1.5 and $3.5 million including a restructuring charge of $0.6 million, tax expense between $2.5 and $3.0 million, earnings per diluted share of ($0.04) to $0.02, and free cash flow of ($2.0) to ($1.0) million. The December quarter guidance includes $5.1 million of cash outflows related to the European and Latin American restructuring. For fiscal year 2006, the Company expects net revenue of $192 to $198 million, pretax income of ($3.0) to $3.0 million, earnings per diluted share of ($0.39) to ($0.27) cents, and free cash flow of $3.0 to $7.0 million. The full year guidance includes $11.6 million of restructuring charges in the fiscal year, and related cash outflows of $5.8 million.
About DiamondCluster International
DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve

DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY2006 RESULTS/PAGE 3
sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices across Europe, North America, the Middle East and South America. To learn more, visit www.diamondcluster.com.
Conference Call
Management from DiamondCluster International will host a conference call today, October 27, 2005, at 8:15 am CT to discuss the results of the quarter. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. and Northern European markets, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-Q for the first quarter of fiscal year 2006, ended June 30, 2005.
###

DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY2006 RESULTS/PAGE 4
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$49,015	$46,116	$97,319	$90,981
Reimbursable expenses	6,813	6,382	13,466	13,068

Total revenue	55,828	52,498	110,785	104,049
PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	34,244	30,978	69,370	61,899
Reimbursable expenses	6,813	6,382	13,466	13,068

Total project personnel expenses	41,057	37,360	82,836	74,967
GROSS MARGIN	14,771	15,138	27,949	29,082
OTHER OPERATING EXPENSES:
Professional development and recruiting	1,933	1,653	3,804	2,992
Marketing and sales	1,039	642	1,764	1,476
Management and administrative support	9,346	8,649	18,903	17,135
Restructure expense	10,987	—	10,987	—

Total other operating expenses	23,305	10,944	35,458	21,603

INCOME (LOSS) FROM OPERATIONS	(8,534)	4,194	(7,509)	7,479
OTHER INCOME, NET	800	263	1,481	578

INCOME (LOSS) BEFORE INCOME TAXES	(7,734)	4,457	(6,028)	8,057
INCOME TAX EXPENSE	2,317	337	5,545	496

NET INCOME (LOSS)	$(10,051)	$4,120	$(11,573)	$7,561

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK	$(0.30)	$0.12	$(0.34)	$0.23

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK	$(0.30)	$0.12	$(0.34)	$0.21

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	33,270	33,421	33,622	33,403
SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	33,270	35,253	33,622	35,349
The following amounts of stock-based compensation expense are included in each of the respective expense categories reported above:

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Project personnel costs before reimbursable expenses	$2,646	$3,045	$6,085	$6,200
Professional development and recruiting	16	34	28	61
Marketing and sales	91	53	198	101
Management and administrative support	620	344	1,110	635

Total stock-based compensation expense	$3,373	$3,476	$7,421	$6,997

DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY2006 RESULTS/PAGE 5
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
ASSETS	2005	2005
	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$78,960	$42,270
Short-term investments	—	55,975
Accounts receivable, net of allowance of $943 and $1,079 as of September 30, 2005 and March 31, 2005, respectively	21,736	22,044
Deferred tax asset — current portion	6,425	9,819
Prepaid expenses and other current assets	6,197	6,005

Total current assets	113,318	136,113
Computers, equipment, leasehold improvements and software, net	4,070	5,145
Deferred tax asset — non-current portion	10,063	10,841
Other assets	1,779	1,573

Total assets	$129,230	$153,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,757	$4,652
Share repurchase payable	1,111	—
Income taxes payable	1,401	1,611
Restructuring accrual, current portion	8,924	2,848
Other accrued liabilities	16,964	22,916

Total current liabilities	32,157	32,027
Restructuring accrual, less current portion	6,638	3,700

Total liabilities	38,795	35,727
Stockholders’ equity:
Common stock, 32,906 shares outstanding as of September 30, 2005 and 34,436 shares outstanding as of March 31, 2005	545,796	563,753
Stock-based compensation	—	(2,174)
Accumulated other comprehensive income	2,506	2,660
Accumulated deficit	(457,867)	(446,294)

Total stockholders’ equity	90,435	117,945

Total liabilities and stockholders’ equity	$129,230	$153,672

DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY2006 RESULTS/PAGE 6
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(10,051)	$4,120	$(11,573)	$7,561
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring charges	10,987	—	10,987	—
Depreciation and amortization	704	809	1,418	1,684
Write-down of net book value of property, plant, and equipment	—	15	—	31
Stock-based compensation	3,373	3,476	7,421	6,997
Deferred income taxes	1,519	—	4,104	—
Changes in assets and liabilities:
Accounts receivable	(2,421)	8,057	(649)	2,002
Prepaid expenses and other	131	103	(411)	3,679
Accounts payable	(78)	(305)	(705)	(1,521)
Restructuring accrual	(55)	(704)	(904)	(1,686)
Other assets and liabilities	2,406	2,870	(5,354)	(5,570)

Net cash provided by operating activities	6,515	18,441	4,334	13,177

Cash flows from investing activities:
Net redemptions of short-term investments	—	(575)	55,975	4,525
Capital expenditures, net	(386)	(468)	(765)	(813)
Other assets	—	37	60	91

Net cash provided by (used in) investing activities	(386)	(1,006)	55,270	3,803

Cash flows from financing activities:
Common stock issued, net	1,631	2,852	3,333	3,530
Tax benefits from employee stock plans	8	91	49	133
Purchase of treasury stock	(16,791)	(6,798)	(25,474)	(10,523)

Net cash used in financing activities	(15,152)	(3,855)	(22,092)	(6,860)

Effect of exchange rate changes on cash	(242)	106	(822)	63

Net increase (decrease) in cash and cash equivalents	(9,265)	13,686	36,690	10,183
Cash and cash equivalents at beginning of period	88,225	35,501	42,270	39,004

Cash and cash equivalents at end of period	$78,960	$49,187	$78,960	$49,187

Non-cash financing activities:
Treasury stock repurchase obligation	$1,111	$—	$1,111	$—
Transfer of stock-based compensation balance to additional paid-in capital upon adoption of SFAS No. 123R	—	—	2,174	—